UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

EP ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36253	46-3472728
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Louisiana Street

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 997-1200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 10, 2014, the Board of Directors of EP Energy Corporation (the “Company”) appointed Keith O. Rattie to serve on the Company’s Board of Directors, to be effective as of January 1, 2015.  Mr. Rattie will also serve on the Board’s Audit Committee.  Mr. Rattie was appointed as a Class III director, with an initial term expiring at the Company’s 2017 annual meeting of stockholders.  Mr. Rattie was selected for appointment by certain affiliates of Apollo Global Management, LLC (collectively, the “Apollo Sponsor”) pursuant to the Apollo Sponsor’s director designation rights under the Company’s Stockholders Agreement, dated as of August 30, 2013, by and among the Company and the holders party thereto.  There are no material relationships between Mr. Rattie and any of the Company’s directors, executive officers, or the immediate family members of any such person and there are no family relationships between Mr. Rattie and any of the Company’s directors or executive officers.

In accordance with the Company’s independent director compensation program, Mr. Rattie will receive an annual cash retainer of $70,000 for his services on the Board plus $7,500 for his service on the Audit Committee.  Mr. Rattie will also receive an annual equity grant of restricted stock with a value of $175,000.

Mr. Rattie has been determined to be an independent director for purposes of the listing standards of the New York Stock Exchange.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP ENERGY CORPORATION

Date: December 12, 2014	By:	/s/ Dane E. Whitehead
Dane E. Whitehead
Executive Vice President and Chief Financial Officer

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